FOR IMMEDIATE RELEASE

GSE SYSTEMS ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

COLUMBIA, MD - May 15, 2018 - GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leader in real-time high-fidelity simulation systems, training/consulting and technology-enabled engineering solutions to the power and process industries, today announced financial results for the first quarter (Q1) ended March 31, 2018.

RECENT EVENTS


Acquired True North Consulting, LLC ("True North") on May 11, 2018 for $9.75 million in cash. GSE projects that the acquired business will generate, on an annualized basis, revenue of over $10 million and, after identified synergies are implemented, adjusted EBITDA of approximately $2 million.


Entered into an amended and restated credit agreement with Citizens Bank, consisting of a five-year $5 million revolving line of credit and a five-year $25 million delayed draw term loan facility to fund the acquisition of True North and future acquisitions. GSE drew down approximately $10 million to fund the acquisition of True North.

Q1 2018 OVERVIEW

	Revenue increased 40.1% to $22.9 million from $16.3 million in Q1 2017.
	Gross profit rose 18.8% to $4.9 million from $4.1 million in Q1 2017.
	Net loss totaled $1.5 million, or $(0.08) per diluted share, compared to $0.3 million, or $(0.01) per diluted share, in Q1 2017.
	Adjusted net income[1] equaled $0.2 million, or $0.01 per diluted share, compared to $0.8 million, or $0.04 per diluted share, in Q1 2017.
	Adjusted EBITDA[1] totaled $0.8 million, compared to $1.1 million in Q1 2017.
	New orders rose to $24.7 million from $19.8 million in Q1 2017.
At March 31, 2018

	Cash and equivalents of $12.4 million, including $0.6 million of restricted cash, compared to $20.1 million, including $1.0 million of restricted cash, at December 31, 2017.
	Working capital of $11.6 million and current ratio of 1.5x.
	Backlog totaled $72.4 million, compared to $71.4 million at December 31, 2017.

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "adjusted EBITDA" and "adjusted net income".

Kyle J. Loudermilk, GSE's President and Chief Executive Officer, said, "GSE had a solid start to 2018, successfully delivering on our commitments to our customers and our shareholders. We efficiently executed on our backlog, resulting in year over year revenue growth of approximately 40% in the first quarter. We are growing our footprint as a provider of highly skilled professionals and know-how to the nuclear power industry with the recent addition of True North Consulting. Our strong balance sheet, along with our acquisition credit facility, positions us well to advance our strategy of leveraging GSE as an exciting platform for rolling-up fractured vendor ecosystems serving the nuclear power industry. We have identified and continue to work towards capitalizing on a number of exciting organic and inorganic growth opportunities.  2018 is off to a solid start, and we aim to build on our success to grow revenue and further enhance shareholder value."

Q1 2018 RESULTS

Q1 2018 revenue increased 40.1% to $22.9 million, from $16.3 million in Q1 2017, primarily driven by the  acquisition of Absolute Consulting, LLC ("Absolute") in September 2017.

(in thousands)	Three months ended
	March 31,
Revenue:	2018	2017
	(unaudited)	(unaudited)
Performance Improvement Solutions	$9,901	$9,670
Nuclear Industry Training and Consulting	12,994	6,672
Total Contract Revenue	$22,895	$16,342

Performance Improvement Solutions revenue totaled $9.9 million and $9.7 million for the three months ended March 31, 2018 and 2017, respectively. The increase was mainly driven by an increase of $0.4 million due to more work performed for some major projects, which was partially offset by a decrease of $0.2 million from international subsidiaries as a result of the Company's restructuring plan. We recorded total Performance Improvement Solutions orders of $5.9 million and $4.9 million for the three months ended March 31, 2018 and 2017, respectively.

Nuclear Industry Training and Consulting revenue increased 94.8% to $13.0 million for the three months ended March 31, 2018 from $6.7 million for the three months ended March 31, 2017.  The increase was primarily due to the acquisition of Absolute, which contributed $7.4 million to the current period revenue. The increase was partially offset by a decrease of $1.1 million from Hyperspring due to lower staff augmentation needs from two major customers. Nuclear Industry Training and Consulting orders totaled $18.8 million, with $9.7 million attributable to Absolute, and $14.9 million for the three months ended March 31, 2018 and 2017, respectively.

Q1 2018 gross profit increased to $4.9 million, or 21.4% of revenue, from $4.1 million, or 25.2% of revenue, in Q1 2017.

(in thousands)	Three months ended
	March 31,
Gross profit	2018		2017
	(unaudited)		(unaudited)
Performance Improvement Solutions	$3,251	32.8%	$3,044	31.5%
Nuclear Industry Training and Consulting	1,647	12.7%	1,078	16.2%
Consolidated Gross Profit	$4,898	21.4%	$4,122	25.2%

Performance Improvement Solutions gross profit for Q1 2018 was $3.3 million, or 32.8% gross margin, compared to $3.0 million, or 31.5% gross margin, in Q1 2017. The year-over-year increase in gross margin for Performance Improvement Solutions for Q1 2018 was mainly due to increased software sales which generally have a higher gross margin percentage than other types of contracts. For the three months ended March 31, 2018 and 2017, the Company's software sales accounted for 9% and 5% of the segment revenue, respectively.

Nuclear Industry Training and Consulting gross profit for Q1 2018 was $1.6 million, or 12.7% gross margin, compared to approximately $1.1 million, or 16.2% gross margin, in Q1 2017. The year-over-year decrease in gross profit margin during 2018 for Nuclear Industry Training and Consulting was primarily driven by lower margin from Absolute projects. For the three months ended March 31, 2018, Absolute contributed 57.1% of the segment revenue with a gross profit margin of 11.2%.

Selling, general and administrative (SG&A) expenses in Q1 2018 totaled $4.5 million, or 19.8% of revenue, compared to $3.6 million, or 22.0% of revenue, in Q1 2017. The year-over-year increase in SG&A expenses was primarily driven by the acquisition of Absolute, which contributed $0.5 million to Q1 2018 SG&A expenses, as well as higher bonus expense of $0.3 million mainly due to a new post earnout bonus plan in 2018 for certain Hyperspring employees and higher one-time professional fees of $0.3 million associated with the implementation of the new revenue standard and tax legislation. The increase was partially offset by a decrease of $0.3 million in contingent consideration expense related to the 2014 Hyperspring acquisition as the earn-out period expired in November 2017.

On December 27, 2017, the Board of GSE Systems, Inc. approved an international restructuring plan to streamline and optimize the Company's global operations, and the Company announced a total restructuring charge of $1.8 million spread out over several quarters, excluding any tax impacts and cumulative translation adjustments. The Company recorded a charge of $0.7 million in Q4 2017. For Q1 2018, restructuring charges totaled $0.9 million, which included  severance expense of $0.3 million, lease termination costs of $0.5 million and other costs of $0.1 million. As of March 31, 2018, the Company had recorded accumulated restructuring charges of $1.7 million, and expects to record the remaining restructuring charges of approximately $0.1 million by the end of Q2 2018. These restructuring charges exclude cumulative translation adjustment losses of approximately $1.4 million, assuming currency rates at March 31, 2018, and will be charged against net income upon liquidation of the respective foreign subsidiaries. The Company also expects to recognize tax benefits related to the liquidation of these subsidiaries that may offset the majority of the currency translation adjustment losses. For the three months ended March 31, 2017, the Company recorded restructuring charges of $45,000, which represented true-up adjustments related to the restructuring plan initiated in 2015.

Operating loss was approximately $1.1 million and $57,000 in Q1 2018 and Q1 2017, respectively. The increase was primarily driven by restructuring charges to streamline international operations.

Net loss for Q1 2018 totaled approximately $1.5 million, or $(0.08) per basic and diluted share, compared to $0.3 million, or $(0.01) per basic and diluted share, in Q1 2017. The increase was primarily driven by restructuring charges to streamline international operations and higher tax provisions due to the accruals related to uncertain tax positions for certain foreign tax contingencies.

Adjusted net income1, excluding the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense and loss on derivative instruments, net, was approximately $0.2 million, or $0.01 per diluted share, compared to approximately $0.8 million, or $0.04 per diluted share, in Q1 2017.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for Q1 2018 was negative $0.9 million compared to $37,000 in Q1 2017.

Adjusted EBITDA1, which excludes the impact of gain/loss from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense and loss on derivative instruments, net, totaled approximately $0.8 million and $1.1 million for Q1 2018 and Q1 2017, respectively.

BACKLOG AND CASH POSITION
Backlog at March 31, 2018, increased to $72.4 million from $71.4 million at December 31, 2017. Backlog at March 31, 2018, included $41.5 million of Performance Improvement Solutions backlog and $30.9 million of Nuclear Industry Training and Consulting backlog. True North had approximately $4.0 million of backlog as of March 31, 2018, which was not included in the Company's backlog at March 31, 2018.

GSE's cash position at March 31, 2018, was $12.4 million, including $0.6 million of restricted cash, as compared to $20.1 million, including $1.0 million of restricted cash, at December 31, 2017. The change in cash position was primarily driven by the timing difference of cash collection and payments in different periods. The Company expects its normalized cash position in the second half of 2018 to approximate $15.0 million after payments are received and costs related to restructuring costs are completed excluding any future acquisitions payments.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q1 2018 results as well as other matters.

Interested parties may participate in the call by dialing:
	(877) 407-9753 (Domestic)
	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
http://www.investorcalendar.com/event/28203

For those who cannot listen to the live broadcast, an online webcast replay will be available at www.gses.com or through August 15, 2018 at the following link: http://www.investorcalendar.com/event/28203.

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leader in real-time high-fidelity simulation systems, training/consulting and technology-enabled engineering solutions to the power and process industries. Its comprehensive and modular solutions help customers achieve performance excellence in design, training and operations. GSE's products and services are tailored to meet specific client requirements such as scope, budget and timeline. The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe. GSE Systems is headquartered in Sykesville (Baltimore), Maryland, with offices in Columbia, Maryland, Navarre, Florida, Montrose, Colorado, and Beijing, China. Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as "expect," "intend," "believe," "may," "will," "should," "could," "anticipates," and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group Inc.
Chris Sorrells	Kalle Ahl, CFA
Chief Operating Officer	Senior Associate
GSE Systems, Inc.	(212) 836-9614
(410) 970-7802	kahl@equityny.com

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended
	March 31,
	2018	2017
	(unaudited)	(unaudited)
Revenue	$22,895	$16,342
Cost of revenue	17,997	12,220
Gross profit	4,898	4,122

Operating expenses:
Selling, general and administrative	4,527	3,592
Research and development	329	402
Restructuring charges	917	45
Depreciation	103	76
Amortization of definite-lived intangible assets	150	64
Total operating expenses	6,026	4,179

Operating loss	(1,128)	(57)

Interest income, net	22	27
Loss on derivative instruments, net	(156)	(160)
Other income (expense), net	25	(3)
Loss before income taxes	(1,237)	(193)
Provision for income taxes	259	73
Net loss	$(1,496)	$(266)

Basic loss per common share	$(0.08)	$(0.01)
Diluted loss per common share	$(0.08)	$(0.01)

Weighted average shares outstanding - Basic	19,514,385	19,094,382
Weighted average shares outstanding - Diluted	19,514,385	19,094,382

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data (in thousands)

	March 31, 2018	December 31, 2017
	(unaudited)	(audited)
Cash and cash equivalents	$11,763	$19,111
Restricted cash - current	647	960
Current assets	33,847	36,863
Total assets	53,058	56,855

Current liabilities	$22,243	$25,252
Long-term liabilities	1,453	1,931
Stockholders' equity	29,362	29,672

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company's results because it excludes certain items that are not directly related to the Company's core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G is as follows:

	Three months ended
	March 31,
	2018	2017
Net loss	$(1,496)	$(266)
Interest income, net	(22)	(27)
Provision for income taxes	259	73
Depreciation and amortization	371	257
EBITDA	(888)	37
Loss from the change in fair value of contingent consideration	-	254
Restructuring charges	917	45
Stock-based compensation expense	627	596
Loss on derivative instruments, net	156	160
Adjusted EBITDA	$812	$1,092

Adjusted Net Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under GAAP. Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, provide meaningful supplemental information regarding our operational performance. Our management uses Adjusted Net Income and other non-GAAP measures to evaluate the performance of our business and make certain operating decisions (e.g., budgeting, planning, employee compensation and resource allocation). This information facilitates management's internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, in accordance with SEC Regulation G is as follows:

	Three months ended
	March 31,
	2018	2017
Net loss	$(1,496)	$(266)
Loss from the change in fair value of contingent consideration	-	254
Restructuring charges	917	45
Stock-based compensation expense	627	596
Loss on derivative instruments, net	156	160
Adjusted net income	$204	$789

Diluted loss per common share	$(0.08)	$(0.01)
Adjusted earnings per common share – Diluted	$0.01	$0.04

Weighted average shares outstanding - Diluted (a)	19,902,752	19,502,057

(a) During the three months ended March 31, 2018 and 2017, the Company reported a GAAP net loss and positive adjusted net income. Accordingly, there were 388,367 and 407,675 dilutive shares from options and RSUs included in the adjusted earnings per common share calculation for the three months ended March 31, 2018 and 2017, respectively, that were considered anti-dilutive in determining the GAAP diluted loss per common share.